Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Dollar Tree Stores, Inc.:


We consent to the use of our report dated November 6, 2000 relating to the consolidated balance sheets of Dollar Tree Stores, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated income statements and statements of shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, incorporated by reference in the registration statement (No. 333-35916) on Form S-3 of Dollar Tree Stores, Inc., which report appears in the Current Report on Form 8-K dated November 9, 2000 of Dollar Tree Stores, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.

         /s/      KPMG LLP


Norfolk, Virginia
November 9, 2000